Exhibit 10(xxii)
SECOND AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
     THIS FIRST AMENDMENT to the Change of Control agreement dated as of November 14, 2008 (“Agreement”) by and between Camco Financial Corporation, a Delaware [corporation] (“Camco”), and                      (“Employee”).
RECITALS
     WHEREAS, Camco and the Employee previously entered into the Agreement for the purposes described therein; and
     WHEREAS, Camco and the Employee desire to amend the Agreement as set forth herein for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
AMENDMENT
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Camco and the Employee agree as follows:
1. Section 2(a)(i) of the Agreement is hereby deleted in its entirety and the following shall be substituted therefor:
(i) Camco shall promptly, but in no event more than 60 days following the Employee’s date of termination, pay to the Employee or to his beneficiaries, dependents or estate an amount equal to one (___) times the Employee’s annual compensation as most recently set prior to the occurrence of the Change of Control.
2. Section 2(a)(ii) of the Agreement is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, any amounts or benefits that will be paid or provided under this Section 2(a)(ii) after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B) shall be subject to the following requirements: (i) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Employee may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Employee; (ii) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Employee following the taxable year of the Employee in which the expense was incurred; and (iii) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit.

3. Section 2 of the Agreement is hereby amended by adding the following to the end thereof:
For purposes of this Agreement, any reference to the Employee’s “termination” or “termination of employment” shall mean the Employee’s “separation from service”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) from Camco and all entities with whom Camco would be considered a single employer under Sections 414(b) and (c) of the Code.
4. Section 2(b) of the Agreement is hereby amended by deleted the last sentence thereof and substituting the following therefor:
Any reduction in payments necessary to comply with the requirements of this Agreement relating to the limitations of Section 280G or applicable regulatory limits shall be made in accordance with Section 409A of the Code.
5. Section 2(e) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
     (e) Definition of “Change of Control”. A “Change of Control” shall mean any one of the following events: (a) the acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of shares of Camco that, together with the shares of Camco held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of all of the shares of Camco; (b) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of shares of Camco possessing 30 percent or more of the total voting power of all of the shares of Camco; (c) a majority of the members of the Board of Directors of Camco is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Camco prior to the date of the appointment or election; or (d) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from Camco that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Camco immediately prior to such acquisition or acquisitions. This definition of Change of Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code.
6. New Section 5(f) is hereby added to the Agreement as follows:
     (f) Payment Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and as determined under Camco’s policy for determining specified employees), on the Employee’s date of termination and the Employee is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section

409A(a)(2)(B)(i) of the Code, then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Employee’s termination of employment (or, if earlier, the date of the Employee’s death). The first payment that can be made to the Employee following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.
7. New Section 14 is hereby added to the Agreement as follows:
This Agreement is intended to comply with the requirements of Section 409A of the Code, and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. Neither Camco nor any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Employee.
     IN WITNESS WHEREOF, the parties have adopted this Second Amendment effective as of the date first set forth above.

CAMCO FINANCIAL CORPORATION

Employee

By:

Its: